Exhibit 99.1

For Immediate Release Contact: John E. Vollmer III

SVP-Corporate Development

Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Energy Announces Second Quarter Results

Net Income Nearly Quadruples
on 66 Percent Increase in Revenues

SNYDER, Texas – July 28, 2005 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced financial results for the second quarter and six months ended June 30, 2005. Net income for the quarter increased to $77.7 million, or $0.45 per share, from $19.6 million, or $0.12 per share, for the quarter ended June 30, 2004. Revenues for the quarter were up by 66 percent to $389.9 million, compared to $234.5 million for the second quarter of 2004.

Net income for the six months ended June 30, 2005 more than tripled to $137.4 million, or $0.80 per share, from $40.3 million, or $0.24 per share, for the six months ended June 30, 2004. Revenues for the six months were up by 63 percent to $740.5 million, compared to $453.3 million for the first six months of 2004.

The Company also declared a quarterly cash dividend on its Common Stock of $0.04 per share, to be paid on September 1, 2005 to holders of record as of August 16, 2005.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “Customer demand for our drilling services has continued to increase and available land drilling rigs remain scarce, resulting in further improvement in pricing for these services. For the recently completed quarter, our average revenue per operating day increased by $1,200 to $13,690 and our average margin per operating day increased by $1,140 to $6,210 compared to the first quarter of 2005.

He added, “Our rig count also increased sequentially from the first quarter, with drilling activity in the U.S. more than sufficient to compensate for the decline in drilling activity in Canada due to spring breakup. During the recently completed quarter we had an average of 265 rigs operating, including 259 in the U.S. and 6 in Canada, compared to an average of 263 rigs operating, including 248 in the U.S. and 15 in Canada for the first quarter of 2005. We estimate that our rig count will increase to an average of 278 rigs operating in July, including 264 in the U.S. and 14 in Canada.

“We remain on target to activate approximately 30 drilling rigs during 2005, including 16 that have been activated so far this year. Consistent with our expectations of rig demand and our customer’s inquiries for rigs in 2006, we expect to continue our rig activation program at a similar pace next year,” Mr. Talbott concluded.

Commenting on the financial results, Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “Our results for the quarter continue to demonstrate the earnings leverage that we are able to achieve as revenues increase and daily margins improve. While revenues for the quarter increased by 66 percent, our earnings nearly quadrupled.

“For the quarter, we achieved record revenues, net income and net income per common share. And, with respect to our contract drilling segment, we achieved record average revenue per operating day, average margin per operating day and average rigs operating.

Mr. Siegel added, “We continue to maintain a strong balance sheet and ended the quarter with approximately $70 million in cash and cash equivalents, $268 million in working capital and no long-term debt.”

All references to “earnings per share” in this press release are to diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss second quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available at www.patenergy.com until August 11, 2005.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 398 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements Of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES	$389,922	$234,510	$740,515	$453,289
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	219,071	165,320	431,020	318,606
Depreciation, depletion and impairment	36,959	30,451	71,359	57,734
Selling, general and administrative	9,925	7,910	19,604	14,708
Bad debt expense	143	217	366	307
Other	1,408	(187)	1,498	(1,375)

Total Costs and Expenses	267,506	203,711	523,847	389,980

OPERATING INCOME	122,416	30,799	216,668	63,309

OTHER INCOME (EXPENSE)
Interest expense	(57)	(54)	(123)	(130)
Interest income	634	204	1,067	455
Other	16	172	20	257

Total Other Income	593	322	964	582

INCOME BEFORE INCOME TAXES	123,009	31,121	217,632	63,891
INCOME TAXES	45,344	11,514	80,219	23,602

NET INCOME	$77,665	$19,607	$137,413	$40,289

NET INCOME PER COMMON SHARE
Basic	$0.46	$0.12	$0.81	$0.24

Diluted	$0.45	$0.12	$0.80	$0.24

AVERAGE COMMON SHARES OUTSTANDING
Basic	169,992	166,681	169,378	165,211

Diluted	173,162	169,062	172,648	168,005

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Contract Drilling:
Revenues	$329,503	$188,222	$624,892	$367,397
Direct operating costs (excluding depreciation)	$180,185	$134,387	$355,651	$262,378
Selling, general and administrative	$1,205	$1,080	$2,427	$2,175
Operating days	24,074	18,473	47,731	36,437
Average revenue per operating day	$13.69	$10.19	$13.09	$10.08
Average direct operating costs per operating day	$7.48	$7.27	$7.45	$7.20
Average margin per operating day	$6.21	$2.92	$5.64	$2.88
Number of owned rigs at end of period	397	361	397	361
Average number of rigs owned during period	396	361	393	357
Average rigs operating	265	203	264	200
Rig utilization percentage	67%	56%	67%	56%
Capital expenditures	$69,793	$42,980	$129,128	$71,360

Pressure Pumping:
Revenues	$22,025	$14,577	$38,718	$28,827
Direct operating costs (excluding depreciation)	$12,622	$8,328	$22,986	$16,416
Selling, general and administrative	$2,192	$1,664	$4,394	$3,457
Total jobs	2,345	1,578	4,254	3,266
Average revenue per job	$9.39	$9.24	$9.10	$8.83
Average costs per job	$5.38	$5.28	$5.40	$5.03
Average margin per job	$4.01	$3.96	$3.70	$3.80
Capital expenditures	$7,075	$4,782	$14,733	$10,604

Drilling and Completion Fluids:
Revenues	$29,587	$23,424	$58,993	$41,563
Direct operating costs (excluding depreciation)	$23,846	$19,837	$47,795	$35,476
Selling, general and administrative	$2,367	$1,875	$4,562	$3,585
Total jobs	503	593	1,030	1,111
Average revenue per job	$58.82	$39.50	$57.27	$37.41
Average costs per job	$47.41	$33.45	$46.40	$31.93
Average margin per job	$11.41	$6.05	$10.87	$5.48
Capital expenditures	$766	$416	$1,352	$627

Oil and Natural Gas Production and Exploration:
Revenues	$8,807	$8,287	$17,912	$15,502
Direct operating costs (excluding depreciation, depletion and impairment)	$2,418	$2,768	$4,588	$4,336
Selling, general and administrative	$552	$427	$1,053	$840
Capital expenditures	$3,407	$3,600	$8,428	$7,132

Corporate and Other:
Selling, general and administrative	$3,609	$2,864	$7,168	$4,651
Bad debt expense	$143	$217	$366	$307
Other expense (income) from operations	$1,408	$(187)	$1,498	$(1,375)
Capital expenditures	$108	$—	$5,308	$—
Total capital expenditures, excluding acquisitions	$81,149	$51,778	$158,949	$89,723

	June 30,	June 30,
	2005	2004

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$70,077	$63,353
Current assets	$437,119	$293,347
Total assets	$1,517,518	$1,193,774
Current liabilities	$169,479	$118,167
Long-term debt, less current maturities	$—	$—
Working capital	$267,640	$175,180